EXHIBIT 24.1

POWER OF ATTORNEY

     Each person whose signature appears below appoints Larry A. Mizel, Paris G. Reece III, Michael Touff and Joseph H. Fretz, and each of them, his attorneys-in-fact, with full power of substitution, for him in any and all capacities, to sign a registration statement to be filed with the Securities and Exchange Commission (the “Commission”) on Form S-3 in connection with the offering by a selling stockholder, M.D.C. Holdings, Inc. Charitable Foundation, of shares of Common Stock, par value $.01 per share (the “Common Stock”), of M.D.C. Holdings, Inc., a Delaware corporation, and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission; and to sign all documents in connection with the qualification and sale of the Common Stock with Blue Sky authorities and with the National Association of Securities Dealers, Inc.; granting unto said attorneys-in-fact full power and authority to perform any other act on behalf of the undersigned required to be done in the premises, hereby ratifying and confirming all that said attorneys-in-fact lawfully do or cause to be done by virtue hereof.

Date: June 24, 2004	/s/ Larry A. Mizel Larry A. Mizel

Date: June 24, 2004	/s/ David D. Mandarich David D. Mandarich

Date: June 24, 2004	/s/ Paris G. Reece III Paris G. Reece III

Date: June 24, 2004	/s/ David E. Blackford David E. Blackford

Date: June 24, 2004	/s/ Steven J. Borick Steven J. Borick

Date: June 24, 2004	/s/ Herbert T. Buchwald Herbert T. Buchwald

Date: June 24, 2004	/s/ William B. Kemper William B. Kemper

Date: June 24, 2004	/s/ Gilbert Goldstein Gilbert Goldstein